EXHIBIT 5.1




                                                     November 13, 1998


Reebok International Ltd.
100 Technology Center Drive
Stoughton, MA  02072

Ladies/Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 250,000 additional shares of Common Stock, $.01 par value per share (the "Shares") of Reebok International Ltd., a Massachusetts corporation (the "Company"). The Shares are to be sold from time to time pursuant to the Stock Option Agreement dated August 26, 1998 between Carl J. Yankowski and the Company (the "Plan").

         I am Assistant General Counsel for the Company and am familiar with the proceedings taken by the Company in connection with the authorization, reservation and registration of the Shares. I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary for the purpose of this opinion.

         Based on the foregoing, I am of the opinion that the Shares have been duly authorized and that, when issued and sold by the Company pursuant to and in accordance with the Plan, they will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as part of the Registration Statement.

         I understand that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                             Very truly yours,

                                             /s/ RANDI S. INGERMAN
                                             Randi S. Ingerman
                                             Assistant General Counsel